Exhibit 99.1

QuickLogic Announces Chief Financial Officer Transition

James Sullivan Appointed Chief Financial Officer; Company Reaffirms Third Quarter Guidance

San Jose, Calif., September 21, 2026 /PRNewswire/ -- QuickLogic Corporation (NASDAQ: QUIK), a developer of embedded FPGA (eFPGA) Hard IP, Strategic Radiation Hardened and Antifuse FPGAs and ruggedized programmable logic solutions, today announced the appointment of James Sullivan as its new Senior Vice President of Finance and Chief Financial Officer, effective October 5, 2026. Sullivan replaces Elias Nader, who has resigned effective as of the close of business September 18, 2026, to pursue other opportunities.

“We thank Elias for his contributions over the past four years,” said Brian Faith, CEO of QuickLogic. “The entire QuickLogic team remains focused on executing against our strategic priorities and advancing the growth opportunities before us in eFPGA IP, antifuse FPGA technology, and our Storefront business. Our previously announced third quarter 2026 guidance remains unchanged. We wish Elias the very best in his next chapter and appreciate his continued support during the transition.”

“I am also pleased to welcome James Sullivan to QuickLogic,” added Mr. Faith. “Jim is a seasoned semiconductor public company CFO with deep technical financial expertise and extensive experience helping innovative semiconductor companies achieve their growth objectives. His strong background across advanced wireless, aerospace, defense, and autonomous systems markets aligns well with QuickLogic's expanding opportunities in eFPGA IP, antifuse FPGA technology, and Storefront solutions. As we continue executing our strategy, Jim's track record building scalable financial and operational infrastructure will help position QuickLogic for long-term growth and value creation.”

Mr. Sullivan most recently served as Chief Financial Officer for Peraso Inc., a publicly traded semiconductor company pioneering high-performance mmWave wireless technology, offering chipsets, modules, software and IP. Before joining Peraso, he spent 14 years as Chief Financial Officer of MoSys, Inc., a publicly traded fabless semiconductor company. He also held CFO roles at Apptera, Inc. and at 8x8, Inc., a publicly traded SAAS provider of VoIP and unified communication solutions. Sullivan began his career at PricewaterhouseCoopers LLP. He holds a B.S. in Accounting from New York University’s Stern School of Business and is a certified public accountant.

Mr. Sullivan added, “I am excited to be joining QuickLogic at such a transformative time and look forward to partnering with the management team to continue our focus on financial discipline and thoughtful investment that will fuel our next chapter of growth, as we strive to build long-term shareholder value.”

About QuickLogic
QuickLogic Corporation is a fabless semiconductor company specializing in eFPGA Hard IP, Strategic Radiation Hardened and Antifuse FPGAs and ruggedized programmable logic solutions. QuickLogic's unique approach combines cutting-edge technology with open-source tools to deliver highly customizable, low-power solutions for aerospace and defense, industrial, computing, and consumer markets. For more information, visit www.quicklogic.com.

QuickLogic and logo are registered trademarks of QuickLogic. All other trademarks are the property of their respective holders and should be treated as such.

Contact

Alison Ziegler
Darrow Associates, Inc.
ir@quicklogic.com